Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “THE ENVIROMART COMPANIES, INC.”, CHANGING ITS NAME FROM "THE ENVIROMART COMPANIES, INC." TO "ECARD INC.", FILED IN THIS OFFICE ON THE

SIXTH DAY OF OCTOBER, A.D. 2017, AT 7:16 O’CLOCK P.M.

5171478 8100 Authentication: 203364659

SR# 20176529681 Date: 10-09-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

State of Delaware Secretary of State Division of Corporations

Delivered 07:16PM 10/06/2017

FILED 07:16PM 10/06/2017

SR 20176520810 - FileNumber 5171478

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF The Enviromart Companies, Inc.

The Enviromart Companies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies on this 6th day of October, 2017 that:

1. The board of directors of the Corporation duly adopted the following resolution in accordance with the provisions of the General Corporation Law of the State of Delaware, Section 141 and Section 242:

RESOLVED, that the board of directors hereby declares it advisable and in the best interests of the Corporation that Article FIRST of the Certificate oflncorporation of the Corporation be amended to read as follows:

"FIRST. The name of the Corporation is "ECARD INC."

2. This amendment to the Certificate of Incorporation of the Corporation has been duly adopted by a majority of the directors of the Corporation in accordance with the provision of General Corporation Law of the State of Delaware, Sections 242(a)(l) and 242(b)(1), as this amendment effects only a change to the Corporation's name.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of October, 2017.

By:

Title: President

Name: Laurence King